Warburg, Pincus Equity Partners, L.P.
466 Lexington Avenue
New York, New York  10017
Newfield Exploration Co. (NFX)
June 2, 2004


                               Continuation Sheet

                                     Form 4

                        Statement of Beneficial Ownership

      Explanation of Responses:

     (1) The amount shown in table I represents the beneficial ownership of the Common Stock (the "Common Stock") of Newfield Exploration Co. (the "Company") by Warburg, Pincus Equity Partners, L.P. ("WPEP"), which includes three affiliated partnerships. Warburg Pincus & Co. ("WP") is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC ("WP LLC"). The members of WP LLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), WP and WP LLC may be deemed to be the beneficial owners of the Common Stock held by WPEP, although both WP and WP LLC disclaim beneficial ownership of the Common Stock except to the extent of any pecuniary interest therein. Mr. Newman, a director of the Company, is a general partner of WP and a Vice Chairman and a member of WP LLC. As such, Mr. Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange
Act) in an indeterminate portion of the Common Stock owned by WPEP, WP and WP LLC. Mr. Newman disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.

     (2) These securities (the "Ventures Shares") are owned by Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Ventures"). The sole general partner of Ventures is WP. WP LLC manages Ventures. Mr. Newman, a director of the Company, is a general partner of WP and a Vice Chairman and member of WP LLC. Mr. Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934) in an indeterminate portion of the Ventures Shares beneficially owned by Ventures. Mr. Newman disclaims beneficial ownership of the Ventures Shares.